Yellowcake-Strathmore Update Land Acquisitions at the Jeep and
Juniper Ridge, Wyoming, Uranium Properties

Yellowcake Mining Inc. (“Yellowcake” or “the Company”) (YCKM - OTCBB) is pleased to update shareholders concerning staking of additional claims at the Company’s Jeep and Juniper Ridge properties in Wyoming. These two projects have been joint-ventured with Strathmore Minerals Corp.

At the Jeep Property, located in the Gas Hills Uranium District, 54 lode mining claims were added to the project earlier this summer, bringing the total number to 152 claims. This addition increased the project to 3,140 acres in size. Previously (see press release dated July 23, 2007) the Company announced the filing of a National Instrument 43-101 measured and indicated resource estimate for the Jeep property of 316,636 tons at 0.08% for 483,395 pounds with an additional inferred resource of 152,762 tons at 0.05% for 168,003 pounds. In this press release, the property’s size was upgraded to the 3,140 acres but the additional claims were omitted. The joint venture recently completed a summer exploration drilling program at the property (see press release dated September 19, 2007) with plans to continue exploration activities next year.

At the Juniper Ridge Property, located in the Poison Basin Uranium District of south-central Wyoming, 73 lode mining claims were added to the project earlier this summer, bringing the total number there to 201 claims in addition to one State of Wyoming Mineral Lease. This addition increased the project to 4,793 acres in size from the previous 3,200 acres.

Permitting activities at Juniper Ridge are ongoing with Yellowcake-Strathmore having received permits to begin monitor well installation of six groundwater wells. Upon completion, pump tests will be performed to determine the hydrologic characteristics of possible aquifers, and to obtain samples to determine baseline water quality. Drilling and installation activities are scheduled for spring 2008, in addition to plans for extensive exploration drilling to increase the extent of the known mineralization.

The technical information in this news release has been prepared in accordance with the Canadian standard National Instrument 43-101 and reviewed by Dr. Bill Tafuri, Chief Executive Officer for Yellowcake Mining Inc., a qualified person under policy NI 43-101. It should be noted that mineral resources which are not mineral reserves do not have demonstrated economic viability.

YELLOWCAKE MINING INC. (OTCBB:YCKM ) is a Uranium company focused solely on exploring and developing Uranium properties in the United States. Current properties and potential future acquisitions give Yellowcake the expectation of near-to-medium-term production. Yellowcake Mining successfully raised $6 million in February 2007, and there are currently 50,940,000 shares outstanding in the company.

STRATHMORE MINERALS CORP. is a Canadian based resource company specializing in the strategic acquisition, exploration and development of uranium properties in the United States. Headquartered in Kelowna, British Columbia, the

Company also has U.S. based Development Offices in Riverton, Wyoming and Santa Fe, New Mexico. STRATHMORE MINERALS CORP Common Shares are listed on the TSX Venture Exchange under the symbol "STM".
Contact:
Yellowcake Mining Inc.
Carson Seabolt,
1-877-338-4438
www.yellowcakemining.com

Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Forward-looking statements in this news release include: that upon completion, pump tests will be performed to determine the hydrologic characteristics of possible aquifers, and to obtain samples to determine baseline water quality; and that drilling and installation activities at Juniper Ridge are scheduled for spring 2008, in addition to plans for extensive exploration drilling to increase the extent of the known mineralization. It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete the payment obligations; that weather, new equipment may not perform as anticipated; logistical problems or hazards prevent us from exploration, development or from fulfilling our joint venture obligations once formed; the likelihood that no resource is available for exploitation on these properties; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results that we have found in any particular holes are not necessarily indicative of larger areas of our property; we may not be able to reach agreement with Strathmore on aspects of our agreements; and that despite encouraging data there may be no commercially exploitable mineralization on the properties based upon the applicable world uranium prices and the quality or grade of the resource. Readers should refer to the risk disclosures outlined in our periodic reports filed on Edgar with the Securities and Exchange Commission.